Exhibit 99.1

Earnings Release

Contact:

Cornell Stamoran (732) 537 6408 cornell.stamoran@catalent.com

CATALENT PHARMA SOLUTIONS REPORTS

FISCAL 2011 SECOND QUARTER RESULTS

Somerset, N.J. – February 9, 2011 – Catalent Pharma Solutions, Inc., one of the leading providers of advanced technologies and outsourced services to the global pharmaceutical, biotechnology and consumer health industries, announced its financial results for the second fiscal quarter ended December 31, 2010. Catalent recognized net revenue of $413.1 million, a decrease of $20.4 million, and a loss of ($6.8) million from continuing operations, a decrease in net loss of $8.7 million, for the quarter compared to the second quarter of the prior fiscal year. Adjusted EBITDA for the second quarter was $84.8 million, an increase of $7.2 million, or 9%, compared to the second quarter in the prior fiscal year. For the trailing-twelve-month period ended December 31, 2010, Adjusted EBITDA was $327.5 million, an increase of $7.2 million, or 2%, compared to the trailing-twelve-month period ended September 30, 2010. See below for reconciliations of Adjusted EBITDA which is defined below under “Non-GAAP Financial Matters.”

Catalent’s President and Chief Executive Officer, John Chiminski, said, “Second quarter performance continued the trend of improving profits and margins in our core operating results versus prior year. This is especially notable in that the second quarter of last year saw a material increase in sales and profits due to non-recurring H1N1 flu volumes as a result of the H1N1 pandemic. Against this high hurdle, we recorded an Adjusted EBITDA increase of 9% at constant currency. We were especially pleased with the second quarter performance of our Oral Technologies and Development and Clinical Services segments, each of which realized double digit growth in Segment EBITDA versus prior year. We are continuing to invest in our people and facilities to deliver increasing value to our customers and their patients as stated in the new branding for our shared mission at Catalent: more products, better treatments, reliably supplied™.”

Matthew Walsh, Catalent’s Chief Financial Officer, stated, “Last-twelve-months Adjusted EBITDA has improved approximately 18% over the last six quarters excluding the impact of foreign currency translation. This improvement is due to a mix shift in sales to higher margin technology platforms and increased efficiency and disciplined focus within our operations globally. Along with this improving trend, we continue to operate with significant available liquidity with which to fund operations and growth plans.”

Results of Operations – Second Fiscal Quarter Ended December 31, 2010

Net revenue for the fiscal quarter ended December 31, 2010 was $413.1 million, a decrease of $20.4 million, compared to $433.5 million for the same period of fiscal year 2010. The strengthening U.S. dollar unfavorably impacted our revenue by approximately 3%, or $11.5 million. Excluding the impact of foreign exchange rates, net revenue decreased by $8.8 million, or 2%, primarily due to decreased demand within the Packaging Services and Sterile Technologies segments as a result of non-recurring H1N1 flu volumes that we recorded in the second quarter of the prior fiscal year as a result of the H1N1 pandemic; partially offset by increased demand within our Oral Technologies and Development and Clinical Services segments. Within our segments and excluding the impact of foreign exchange translation, Packaging Services revenue decreased 19%, or $14.4 million mainly due to lower demand within North American and European commercial packaging facilities as a result of the non-recurring H1N1 volumes realized in the prior fiscal year. Sterile Technologies revenue decreased by 8%, or $4.6 million driven largely by the H1N1 volumes realized in the same quarter of last year. Revenue from our Oral Technologies segment increased by $6.7 million, or 3%, relative to the same period of fiscal year 2010, mainly due to increased demand for prescription and consumer health softgel products from several South American and European facilities, partially offset by decreased end market demand for certain Zydis® pharmaceutical prescription products. Development and Clinical Services revenue increased $1.2 million, or 3%, due to increased demand for analytical science services and biologics services within several of our North American facilities.

Gross margin of $122.2 million increased $3.8 million, or 3%, compared to the same period of fiscal year 2010. Excluding the impact of foreign exchange translation of approximately 3%, or $3.6 million, gross margin increased by $7.5 million, or 6%. This increase was primarily driven by the increased demand for prescription softgels and favorable product mix within the Oral Technologies segment as well as revenue increases within the Development and Clinical Services segment; partially offset by the decreased demand within Packaging Services related to the H1N1 volumes realized in the same quarter of the prior fiscal year.

Selling, general and administrative (“SG&A”) expenses of $72.7 million in the second quarter of fiscal 2011 decreased by approximately 5%, or $3.5 million, compared to the same period of fiscal year 2010. The strengthening U.S. dollar decreased our SG&A expenses by approximately $1.5 million, or 2%, compared to the same period of the prior year. Excluding the impact of foreign exchange rates, SG&A expenses decreased approximately 2%, or $1.9 million, as compared to the same period in the prior year, largely as a result of cost savings initiatives implemented within our operating segments, as well as the timing of investments in R&D and sales and marketing.

EBITDA from continuing operations for the second quarter of $73.0 million decreased $4.6 million from the same quarter in the prior fiscal year. Excluding the impact of foreign currency translation, EBITDA from continuing operations declined $2.0 million, or 3%. Within our operating segments and excluding the impact of foreign exchange translation, Oral Technologies Segment EBITDA increased $6.1 million, or 9%, due primarily to the previously mentioned demand increase and favorable product mix related to prescription and consumer health softgel products. Development and Clinical Services Segment EBITDA increased $1.3 million, or 17%, compared to the same period of the prior fiscal year, due primarily to increased demand for analytical science and biologics services projects, as well as favorable product mix within clinical services. Sterile Technologies Segment EBITDA increased $0.7 million, or 10%, due to favorable product mix within our blow-fill-seal offering and timing of general and administrative expenses in Europe. Within Packaging Services, Segment EBITDA decreased $6.5 million, or 91%, due to lower demand at our North American and European commercial packaging facilities as a result of one-time H1N1 flu volumes from the prior fiscal year as discussed above.

Results of Operations – Six Months Ended December 31, 2010

Net revenue for the six months ended December 31, 2010 of $815.2 million decreased 4%, or $33.9 million, compared to the same period in fiscal 2010. The stronger U.S. dollar negatively impacted our revenue by 3%, or $27.6 million. Excluding the impact of foreign exchange rates, net revenue decreased by $6.2 million, or less than 1%, primarily due to decreased demand within the Packaging Services and Sterile Technologies segments related to the non-recurring H1N1 flu volumes that were realized in the prior fiscal year; partially offset by strong demand for prescription softgel products within our Oral Technologies segment and increased demand for biologic and clinical services within our Development and Clinical Services segment.

Gross margin of $229.2 million for the six months ended December 31, 2010, increased by 3%, or $5.6 million, compared to the same period a year ago. The stronger U.S. dollar negatively impacted our gross margin by 4%, or $8.2 million. Excluding the impact of foreign exchange rates, the increase in gross margin of $13.9 million was primarily due to product mix related to the revenue increase within the Oral Technologies segment and the increased demand for biologic and clinical services within Development and Clinical Services.

SG&A expenses of $147.5 million for the six months ended December 31, 2010 increased by approximately 1%, or $0.8 million, compared to the same period of fiscal 2010. Excluding the impact of foreign exchange rates, SG&A expenses increased by $4.4 million, or 3%, compared to the same period in the prior year, attributable principally to increased investments in R&D and the sales and marketing function.

EBITDA from continuing operations for the six months ended December 31, 2010 was $117.1 million, an increase of $247.8 million compared to the same period of fiscal year 2010, primarily due to non-cash goodwill and other asset impairment charges of $244.2 million taken in the prior fiscal year. Excluding the non-cash asset impairment charges and the impact of foreign exchange translation, EBITDA increased 7% over the comparable prior year period. Within our operating segments and excluding the impact of foreign exchange translation, Segment EBITDA within Oral Technologies increased $10.5 million, or 10%, due to previously mentioned demand increase for prescription and consumer health products and favorable product mix. Segment EBITDA within the Development and Clinical Services segment increased $5.2 million, or 37%, as a result of stronger demand for clinical and biologics services projects. Segment EBITDA within Packaging Services decreased $6.9 million, or 64%, primarily related to lower demand within commercial packaging partially due to the H1N1 flu volumes recorded in the same period of the prior fiscal year. Sterile Technologies Segment EBITDA decreased $3.7 million, or 20%, as compared to prior year due to volume declines within the segment’s injectable and blow-fill-seal offerings.

Non-GAAP Financial Measures

Use of EBITDA from continuing operations and Adjusted EBITDA

Management measures operating performance based on consolidated earnings from continuing operations before interest expense, expense/ (benefit) for income taxes and depreciation and amortization and is adjusted for the income or loss attributable to noncontrolling interest (“EBITDA from continuing operations”). EBITDA from continuing operations is not defined under US U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations. Management believes these non-GAAP financial measures provide useful supplemental information for its investors’ evaluation of the Company’s business performance and are useful for period-over-period comparisons of the performance of the Company’s business.

We believe that the presentation of EBITDA from continuing operations enhances an investor’s understanding of our financial performance. We believe this measure is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business and use this measure for business planning purposes. In addition, given the significant investments that we have made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of our cost structure. We believe that EBITDA from continuing operations will provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. We present EBITDA from continuing operations in order to provide supplemental information that we consider relevant for the readers of the financial statements, and such information is not meant to replace or supersede U.S. GAAP measures. Our definition of EBITDA from continuing operations may not be the same as similarly titled measures used by other companies.

In addition, the Company evaluates the performance of its segments based on segment earnings before minority interest, other (income) expense, impairments, restructuring costs, interest expense, income tax (benefit)/expense, and depreciation and amortization (“Segment EBITDA”).

Under the indentures governing the notes, the Company’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments and paying certain dividends is tied to ratios based on Adjusted EBITDA (which is defined as “EBITDA” in the indentures). Adjusted EBITDA is based on the definitions in the Company’s indentures, is not defined under U.S. GAAP, and is subject to important limitations. We have included the calculations of Adjusted EBITDA for the periods presented. Adjusted EBITDA is the covenant compliance measure used in certain covenants under the indentures governing the notes, particularly those governing debt incurrence and restricted payments. Because not all companies use identical calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The most directly comparable GAAP measure to EBITDA from continuing operations and Adjusted EBITDA is earnings/(loss) from continuing operations. Included in this release is a reconciliation of net (loss)/earnings from continuing operations to EBITDA from continuing operations and to Adjusted EBITDA.

Use of Constant Currency

As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. We use results on a constant currency basis as one measure to evaluate our performance. In this release, we calculate constant currency by calculating current-year results using prior-year foreign currency exchange rates. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange translation. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

Forward-Looking Statements

This release contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings. Similarly, statements that describe our objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent Pharma Solutions’ expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: general industry conditions and competition; product or other liability risk inherent in the design, development, manufacture and marketing of our offerings; inability to enhance our existing or introduce new technology or services in a timely manner; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; and our substantial debt and debt service requirements that restrict our operating and financial flexibility and impose significant interest and financial costs. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent Pharma Solutions does not undertake to update any forward- looking statements as a result of new information or future events or developments unless required by law.

Conference Call/ Webcast

The Company has scheduled a webcast on Wednesday, February 9, 2011, beginning at 10:00 a.m. (ET) to review the results. To access the call and slide presentation, go to the Investor Center at www.catalent.com. A replay and transcript also will be available from the Investor Center at www.catalent.com following the call.

About Catalent

Headquartered in Somerset, New Jersey, Catalent is one of the leading providers of advanced technologies, and development, manufacturing and packaging services for pharmaceutical, biotechnology and consumer healthcare companies in nearly 100 countries. The company applies its local market expertise and technical creativity to advance treatments, change markets and enhance patient outcomes. Catalent employs approximately 9,000 people at 29 facilities worldwide and generated more than $1.7 billion in fiscal 2010 revenue. For more information, visit www.catalent.com.

Catalent Pharma Solutions

Consolidated Statements of Earnings

(unaudited, $ in millions)

	Quarter Ended Dec 31, 2010	Quarter Ended Dec 31, 2009	Increase / (Decrease)
			$	%
Net revenue	$413.1	$433.5	$(20.4)	-4.7%
Cost of products sold	290.9	315.1	(24.2)	-7.7%

Gross margin	122.2	118.4	3.8	3.2%
Selling, general and administrative expenses	72.7	76.2	(3.5)	-4.6%
Impairment charges and (gain)/loss on sale of assets	(0.5)	0.2	(0.7)	N.M.
Restructuring and other	5.0	4.5	0.5	11.1%

Operating earnings/(loss)	45.0	37.5	7.5	20.0%
Interest expense, net	41.2	44.1	(2.9)	-6.6%
Other (income)/expense, net	1.3	(9.5)	10.8	N.M.

Earnings/(loss) from continuing operations before income taxes and noncontrolling interest	2.5	2.9	(0.4)	-13.8%
Income tax expense/(benefit)	9.3	18.4	(9.1)	-49.5%

Earnings/(loss) from continuing operations	(6.8)	(15.5)	8.7	-56.1%
Earnings/(loss) from discontinued operations, net of tax	—	(5.3)	5.3	N.M.

Net earnings/(loss)	(6.8)	(20.8)	14.0	-67.3%
Less: Net earnings/(loss) attributable to noncontrolling interest	1.4	0.9	0.5	55.6%

Net earnings/(loss) attributable to Catalent	$(8.2)	$(21.7)	$13.5	-62.2%

N.M. - percentage not meaningful.

Catalent Pharma Solutions

Selected Segment Financial Data

(unaudited, $ in millions)

	Quarter Ended Dec 31, 2010	Quarter Ended Dec 31, 2009	Increase / (Decrease)

			$	%
Oral Technologies
Net revenue	$261.5	$262.1	$(0.6)	-0.2%
Segment EBITDA	66.6	62.6	4.0	6.4%

Sterile Technologies
Net revenue	53.7	60.8	(7.1)	-11.7%
Segment EBITDA	8.3	8.0	0.3	3.8%

Packaging Services
Net revenue	62.3	77.6	(15.3)	-19.7%
Segment EBITDA	0.6	7.2	(6.6)	-91.7%

Development & Clinical Services
Net revenue	42.2	41.9	0.3	0.7%
Segment EBITDA	8.7	7.7	1.0	13.0%

Inter-segment revenue elimination	(6.6)	(8.9)	2.3	-25.8%

Unallocated Costs	(11.2)	(7.9)	(3.3)	41.8%

Combined Total
Net revenue	413.1	433.5	(20.4)	-4.7%
EBITDA from continuing operations	$73.0	$77.6	$(4.6)	-5.9%

N.M. - percentage not meaningful.

Catalent Pharma Solutions

Consolidated Statements of Earnings

(unaudited, $ in millions)

	Six Months Ended Dec 31, 2010	Six Months Ended Dec 31, 2009	Increase / (Decrease)
			$	%
Net revenue	$815.2	$849.1	$(33.9)	-4.0%
Cost of products sold	586.0	625.5	(39.5)	-6.3%

Gross margin	229.2	223.6	5.6	2.5%
Selling, general and administrative expenses	147.5	146.7	0.8	0.5%
Impairment charges and (gain)/loss on sale of assets	0.1	244.2	(244.1)	N.M.
Restructuring and other	10.6	7.1	3.5	49.3%

Operating earnings/(loss)	71.0	(174.4)	245.4	N.M.
Interest expense, net	81.8	84.7	(2.9)	-3.4%
Other (income)/expense, net	13.4	21.1	(7.7)	-36.5%

Earnings/(loss) from continuing operations before income taxes and noncontrolling interest	(24.2)	(280.2)	256.0	-91.4%
Income tax expense/(benefit)	10.7	7.8	2.9	37.2%

Earnings/(loss) from continuing operations	(34.9)	(288.0)	253.1	-87.9%
Earnings/(loss) from discontinued operations, net of tax	(0.2)	(6.3)	6.1	-96.8%

Net earnings/(loss)	(35.1)	(294.3)	259.2	-88.1%
Less: Net earnings/(loss) attributable to noncontrolling interest	0.6	(0.9)	1.5	N.M.

Net earnings/(loss) attributable to Catalent	$(35.7)	$(293.4)	$257.7	-87.8%

N.M. - percentage not meaningful.

Catalent Pharma Solutions

Selected Segment Financial Data

(unaudited, $ in millions)

	Six Months Ended Dec 31, 2010	Six Months Ended Dec 31, 2009	Increase / (Decrease)
			$	%
Oral Technologies
Net revenue	$505.5	$509.2	$(3.7)	-0.7%
Segment EBITDA	118.8	112.3	6.5	5.8%

Sterile Technologies
Net revenue	107.4	122.2	(14.8)	-12.1%
Segment EBITDA	13.5	18.5	(5.0)	-27.0%

Packaging Services
Net revenue	130.6	150.0	(19.4)	-12.9%
Segment EBITDA	3.7	10.8	(7.1)	-65.7%

Development & Clinical Services
Net revenue	85.6	82.4	3.2	3.9%
Segment EBITDA	17.6	13.5	4.1	30.4%

Inter-segment revenue elimination	(13.9)	(14.7)	0.8	-5.4%

Unallocated Costs	(36.5)	(285.8)	249.3	-87.2%

Combined Total
Net revenue	815.2	849.1	(33.9)	-4.0%
EBITDA from continuing operations	$117.1	$(130.7)	$247.8	N.M.

N.M. - percentage not meaningful.

Catalent Pharma Solutions

Reconciliation of Earnings/(Loss) from continuing operations to EBITDA from continuing operations and Adjusted EBITDA

(unaudited, $ in millions)

	Quarters Ended				Twelve Months	Quarter Ended	Twelve Months
	Dec. 31, 2009	March 31, 2010	June 30, 2010	Sept 30, 2010	Ended Sept 30, 2010	Dec 31, 2010	Ended Dec. 31, 2010

Earnings/(loss) from continuing operations	(15.5)	(2.8)	8.6	(28.1)	(37.8)	(6.8)	(29.1)
Interest expense, net	44.1	37.3	38.8	40.6	160.8	41.2	157.9
Income tax (benefit)/provision	18.4	7.3	6.5	1.4	33.6	9.3	24.5
Depreciation and amortization	31.5	31.0	31.5	29.4	123.4	30.7	122.6
Noncontrolling interest	(0.9)	(1.2)	(2.3)	0.8	(3.6)	(1.4)	(4.1)

EBITDA from continuing operations	77.6	71.6	83.1	44.1	276.4	73.0	271.8

Equity compensation	1.3	1.0	1.4	1.4	5.1	0.9	4.7

Impairment charges and (gain)/loss on sale of assets	0.2	(0.7)	5.1	0.6	5.2	(0.5)	4.5
Restructuring and special items	8.4	13.1	14.6	8.2	44.3	7.1	43.0
Foreign exchange loss(gain) (included in other, net) (1)	(13.1)	0.1	(21.9)	10.6	(24.3)	1.5	(9.7)
Other adjustments	0.7	0.8	1.7	0.4	3.6	0.3	3.2
Sponsor monitoring fee	2.5	2.5	2.5	2.5	10.0	2.5	10.0

Subtotal	77.6	88.4	86.5	67.8	320.3	84.8	327.5
Estimated cost savings					—		—

Adjusted EBITDA	77.6	88.4	86.5	67.8	320.3		327.5

(1)	The twelve months ended December 31, 2010 included $34.4 million of foreign currency translation primarily driven by inter-company loans denominated in a currency different from the functional currency of either the borrower or the lender. These unrealized gains were offset by the exclusion of realized foreign currency exchange rate losses from the non-cash and cash settlement of inter-company loans of $15.9 million and $8.9 million, respectively. These inter-company foreign exchange gains and losses were offset by $0.1 million of unrealized losses from our interest rate swap derivative agreements. Inter-company loans are between Catalent entities and do not reflect the ongoing results of the companies trade operations.

Catalent Pharma Solutions

Consolidated Balance Sheets

(unaudited, $ in millions)

	As of	As of
	December 31,	June 30,
	2010	2010
ASSETS
Current assets:
Cash and equivalents	$140.7	$164.0
Trade receivables, net	227.4	247.8
Inventories, net	145.1	142.9
Prepaid expenses and other	98.7	94.9

Total current assets	611.9	649.6

Property and equipment, net	755.6	749.6

Other non-current assets, including intangible assets	1,353.5	1,328.2

Total assets	$2,721.0	$2,727.4

LIABILITIES and SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$26.4	$30.2
Accounts payable	105.6	127.8
Other accrued liabilities	197.3	224.0

Total current liabilities	329.3	382.0

Long-term obligations, less current portion	2,267.3	2,239.8
Other non-current liabilities	377.6	369.1

Commitments and contingencies

Noncontrolling interest	(4.1)	(1.5)
Total Catalent shareholder’s (deficit)/equity	(249.1)	(262.0)

Total liabilities and shareholder’s equity	$2,721.0	$2,727.4

Catalent Pharma Solutions

Condensed Statements of Cash Flows

(unaudited, $ in millions)

	Six	Six
	Months Ended	Months Ended
	December 31, 2010	December 31, 2009
Cash flows from operating activities
Net cash provided by/(used in) operating activities from continuing operations	$16.4	$112.3
Net cash provided by/(used in) operating activities from discontinued operations	—	(8.5)

Net cash provided by/(used in) operating activities	16.4	103.8

Cash flows from investing activities
Proceeds from sale of assets	3.6	0.5
Additions to property and equipment	(33.2)	(36.8)

Net cash provided by/(used in) investing activities from continuing operations	(29.6)	(36.3)
Net cash provided by/(used in) investing activities from discontinued operations	—	10.5

Net cash provided by/(used in) investing activities	(29.6)	(25.8)

Cash flows from financing activities
Net change in short term borrowings	(4.8)	(3.6)
Repayments of revolver credit facility	—	(36.0)
Borrowings from revolver credit facility	—	—
Reduction of long term obligations	(12.6)	(11.7)
Equity contribution (redemption)	3.5	0.5
Payment of dividend	(2.6)	(1.7)

Net cash provided by/(used in) financing activities from continuing operations	(16.5)	(52.5)
Net cash provided by/(used in) financing activities from discontinued operations	—	—

Net cash provided by/(used in) financing activities	(16.5)	(52.5)

Effect of foreign currency translation on cash	6.4	0.8

Net increase/(decrease) in cash and equivalents	(23.3)	26.3

Cash and equivalents at beginning of period	164.0	63.9

Cash and equivalents at end of period	$140.7	$90.2